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EXHIBIT 11.1 COMPUTATION OF NET INCOME  PER SHARE


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
                                                    Three Months Ended     Nine Months Ended
                                                      September 30,          September 30,
                                                   --------------------  ----------------------
                                                     1998       1997       1998        1997
                                                   ---------  ---------  ---------  -----------
Basic:
 Net income  attributable to common shares.......    $ 5,821    $ 1,201    $14,279      $    79
                                                   =========  =========  =========  ===========
 Weighted average common shares outstanding......     21,946     19,087     21,876       18,989
                                                   =========  =========  =========  ===========
 Per share amount................................    $  0.27    $  0.06    $  0.65      $  0.00
                                                   =========  =========  =========  ===========

Diluted:
 Net income......................................    $ 5,821    $ 1,201    $14,279      $    79
 Net effect of convertible debentures based on the
  if-converted method, assuming 100% conversion:
   $35,000,000, 6.75%, due 2006..................        630        630      1,890        1,890
   $50,000,000, 7.0%, due 2004...................        947        947      2,841        1,473
   $143,750,000, 5.25%, due 2002.................      2,089         --      6,267           --
                                                   ---------  ---------  ---------  -----------
 Net income attributable to common shares........    $ 9,487    $ 2,778    $25,277      $ 3,442
                                                   =========  =========  =========  ===========

 Weighted average common shares outstanding......     21,946     19,087     21,876       18,989

 Net effect of convertible debentures based on the
  if-converted method, assuming 100% conversion:
   $35,000,000, 6.75%, due 2006..................      1,710      1,717      1,714        1,717
   $50,000,000, 7.0%, due 2004...................      2,469      2,469      2,469        1,280
   $143,750,000, 5.25%, due 2002.................      5,000         --      5,000           --

Net effect of dilutive stock options based on the
 treasury stock method, using average market
  price..........................................        463        380        510          380
                                                   ---------  ---------  ---------  -----------
   Totals........................................     31,588     23,653     31,569       22,366
                                                   =========  =========  =========  ===========
 Per share amount................................    $  0.30    $  0.12    $  0.80        $0.15
                                                   =========  =========  =========  ===========
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